UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                            Limelight Networks, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $0.001 Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    53261M104
                  --------------------------------------------
                                 (CUSIP Number)




                                December 31, 2007
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-06)

-----------------------
  CUSIP No. 53261M104                  13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      The Goldman Sachs Group, Inc.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               30,275,828
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               30,275,828

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           30,275,828

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           36.7%

--------------------------------------------------------------------------------
12.   Type of Reporting Person:

           HC-CO

--------------------------------------------------------------------------------

-----------------------
  CUSIP No. 53261M104                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Goldman, Sachs & Co.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               30,275,828
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               30,275,828

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           30,275,828

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           36.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

         BD-PN-IA

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 53261M104                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners V Fund, L.P.

------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                               (a) [_]
                                                               (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               15,940,283
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               15,940,283

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           15,940,283

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           19.3%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 53261M104                  13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GSCP V Advisors, L.L.C.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               15,940,283
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               15,940,283

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           15,940,283

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           19.3%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 53261M104                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners V Offshore Fund, L.P.

------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                               (a) [_]
                                                               (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               8,234,087
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               8,234,087

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           8,234,087

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           10.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 53261M104                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GSCP V Offshore Advisors, L.L.C.

------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                               (a) [_]
                                                               (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               8,234,087
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               8,234,087

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           8,234,087

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           10.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 53261M104                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners V Institutional, L.P.

------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                               (a) [_]
                                                               (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               5,466,153
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               5,466,153

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           5,466,153

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           6.6%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 53261M104                  13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Advisors V, L.L.C.
------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                               (a) [_]
                                                               (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               5,466,153
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               5,466,153

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           5,466,153

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           6.6%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 53261M104                 13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners V GmbH & Co. KG
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               631,970
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               631,970

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           631,970

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.8%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 53261M104                  13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Goldman, Sachs Capital Management GP GmbH
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               631,970
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               631,970

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           631,970

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.8%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------

Item 1(a).         Name of Issuer:
                   Limelight Networks, Inc.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   2220 West 14th Street
                   Tempe, AZ 85281

Item 2(a). Name of Persons Filing: The Goldman Sachs Group, Inc., Goldman, Sachs & Co., GS Capital Partners V Fund, L.P.,
                   GS Capital Partners V Offshore Fund, L.P., GSCP V Offshore Advisors, L.L.C., GS Capital Partners V Institutional, L.P., GS Advisors V, L.L.C, GS Capital Partners V GmbH & Co. KG, Goldman, Sachs Capital Management GP GmbH, GSCP V Advisors, L.L.C.


Item 2(b).         Address of Principal Business Office or, if none,
                   Residence:
                   The Goldman Sachs Group, Inc.,
                   Goldman, Sachs & Co., GS Capital Partners V Fund, L.P., GS Capital Partners V Institutional, L.P.,
                   GS Advisors V, L.L.C, GSCP V Advisors, L.L.C.,
                   GSCP V Offshore Advisors, L.L.C.
                   85 Broad Street, New York, NY 10004

                   GS Capital Partners V Offshore Fund, L.P.
                   c/o M&C Corporate Services Ltd., P.O. Box 309, Grand Cayman, Cayman Islands

                   GS Capital Partners V GmbH & Co. KG,
                   Goldman, Sachs Capital Management GP GmbH:
                   MesseTurm, 60308 Frankfurt am Main, Germany

Item 2(c).         Citizenship:
                   The Goldman Sachs Group, Inc. - Delaware
                   Goldman, Sachs & Co. - New York
                   GS Capital Partners V Fund, L.P. - Delaware
                   GS Capital Partners V Offshore Fund, L.P. - Cayman Islands GSCP V Offshore Advisors, L.L.C.- Delaware
                   GS Capital Partners V Institutional, L.P. - Delaware
                   GS Advisors V, L.L.C - Delaware
                   GS Capital Partners V GmbH & Co. KG - Germany
                   Goldman, Sachs Capital Management GP GmbH - Germany
                   GSCP V Advisors, L.L.C. - Delware

Item 2(d).         Title of Class of Securities:
                   Common Stock, $0.001 par value

Item 2(e).         CUSIP Number:
                   53261M104

Item 3.            Not applicable.  This Schedule 13G is filed pursuant to  Rule
                   13d-1(d).

Item 4.            Ownership. *

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable

--------------------------
     * In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 19, 2008

THE GOLDMAN SACHS GROUP, INC.             GOLDMAN, SACHS & CO.


By:/S/ Ronald L. Christopher              By:/S/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS Capital Partners V Fund, L.P.          GS Capital Partners V Offshore Fund,
                                          L.P.

By:/S/ Ronald L. Christopher              By:/S/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GSCP V Offshore Advisors, L.L.C.          GS Capital Partners V Institutional,
                                          L.P.


By:/S/ Ronald L. Christopher              By:/S/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS Advisors V, L.L.C.                     GS Capital Partners V GmbH & Co. KG



By:/S/ Ronald L. Christopher              By:/S/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact

Goldman, Sachs Capital Management GP      GSCP V Advisors, L.L.C.
GmbH



By:/S/ Ronald L. Christopher              By:/S/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.        Exhibit
-----------        -------

  99.1             Joint Filing Agreement, dated February 19, 2008

  99.2             Item 7 Information

  99.3 Power of Attorney, dated as of December 4, 2007, relating to The Goldman Sachs Group, Inc.

  99.4 Power of Attorney, dated as of December 4, 2007, relating to Goldman, Sachs & Co.

  99.5 Power of Attorney, dated as of February 8, 2008, relating to GS Capital Partners V Fund, L.P.

  99.6 Power of Attorney, dated as of February 13, 2008, relating to GS Advisors V, L.L.C.

  99.7 Power of Attorney, dated as of February 8, 2008, relating to GS Capital Partners V Offshore Fund, L.P.

  99.8 Power of Attorney, dated as of February 8, 2008, relating to GSCP V Offshore Advisors, L.L.C.

  99.9 Power of Attorney, dated as of February 8, 2008, relating to GS Capital Partners V Institutional, L.P.

  99.10 Power of Attorney, dated as of February 8, 2008, relating to GS Capital Partners V GmbH & Co. KG

  99.11 Power of Attorney, dated as of February 12, 2008, relating to Goldman, Sachs Capital Management GP GmbH

  99.12 Power of Attorney, dated as of February 8, 2008, relating to GSCP V Advisors, L.L.C.

                                                                  EXHIBIT (99.1)



                             JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Limelight Networks, Inc. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on
Schedule 13G.


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 19, 2008

THE GOLDMAN SACHS GROUP, INC.             GOLDMAN, SACHS & CO.


By:/S/ Ronald L. Christopher              By: /S/Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS Capital Partners V Fund, L.P.          GS Capital Partners V Offshore Fund,
                                          L.P.

By:/S/ Ronald L. Christopher              By:/S/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GSCP V Offshore Advisors, L.L.C.          GS Capital Partners V Institutional,
                                          L.P.


By:/S/ Ronald L. Christopher              By:/S/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS Advisors V, L.L.C.                     GS Capital Partners V GmbH & Co. KG



By:/S/ Ronald L. Christopher              By:/S/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact

Goldman, Sachs Capital Management GP      GSCP V Advisors, L.L.C.
GmbH



By:/S/ Ronald L. Christopher              By:/S/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact







                              Page 16 of 27 pages

                                                                  EXHIBIT (99.2)



                               ITEM 7 INFORMATION


     The securities being reported on by The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are owned by GS Capital Partners V Fund, L.P., GS Capital Partners V Institutional, L.P., each a Delaware limited partnership, GS Capital Partners V Offshore Fund, L.P., a Cayman Islands exempted limited partnership, and GS Capital Partners V GmbH & Co. KG, a German civil law partnership with limitation of liability (collectively, the "Investing Entities"), or are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman Sachs is a wholly-owned subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the Investing Entities.

                                                                  EXHIBIT (99.3)

                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Catherine Wedgbury, Ronald L. Christopher and Lauren LoFaro (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 4, 2007.


THE GOLDMAN SACHS GROUP, INC.


By:/s/ Gregory K. Palm
____________________________
Name:  Gregory K. Palm
Title: Executive Vice President and General Counsel

                                                                  EXHIBIT (99.4)


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Catherine Wedgbury, Ronald L. Christopher and Lauren LoFaro, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 4, 2007.


GOLDMAN, SACHS & CO.


By:/s/ Gregory K. Palm
__________________________
Name:  Gregory K. Palm
Title: Managing Director

                                                                  Exhibit (99.5)


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS Capital Partners V Fund, L.P. (the "Company") does hereby make, constitute and appoint each of Catherine Wedgbury, Ronald L. Christopher and Lauren LoFaro (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney-in-fact, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2008.


GS Capital Partners V, L.P.


By: /s/ Adrian M. Jones
------------------------------
Name:   Adrian M. Jones
Title:  Managing Director

                                                                  Exhibit (99.6)


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS V, L.L.C. (the "Company") does hereby make, constitute and appoint each of Catherine Wedgbury and Ronald L. Christopher (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney-in-fact, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 13, 2008.


GS  ADVISORS  V,  L.L.C.


By:/s/  Adrian M. Jones
------------------------------
Name:   Adrian M. Jones
Title:  Managing Director

                                                                  Exhibit (99.7)


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPTIAL PARTNERS V OFFSHORE Fund L.P.(the "Company") does hereby make, constitute and appoint each of Catherine Wedgbury, Ronald L. Christopher and Lauren LoFaro (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney-in-fact, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2008.


GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.


By: /s/ Adrian M. Jones
-----------------------------
Name:   Adrian M. Jones
Title:  Managing Director

                                                                  Exhibit (99.8)

                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GSCP V OFFSHORE ADVISORS, L.L.C.(the "Company") does hereby make, constitute and appoint each of Catherine Wedgbury, Ronald L. Christopher and Lauren LoFaro (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney-in-fact, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2008.


GSCP V OFFSHORE ADVISORS, L.L.C.


By: /s/ Adrian M. Jones
-----------------------------
Name:   Adrian M. Jones
Title:  Managing Director

                                                                  Exhibit (99.9)

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS Capital Partners V Institutional, L.P. (the "Company") does hereby make, constitute and appoint each of Catherine Wedgbury, Ronald L. Christopher and Lauren LoFaro (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney-in-fact, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2008.


GS Capital Partners V Institutional, L.P.


By: /s/ Adrian M. Jones
------------------------------
Name:   Adrian M. Jones
Title:  Managing Director

                                                                 Exhibit (99.10)

                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS V GMBH & CO. KG (the "Company") does hereby make, constitute and appoint each of Ronald L.
Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2008.


GS CAPITAL PARTNERS V GmbH & CO. KG

By:  Goldman Sachs Management GP GmbH


     /s/ John E. Bowman
By: ----------------------------------------------------
         JOHN E. BOWMAN, Managing Director

                                                                 Exhibit (99.11)

                               POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS CAPITAL MANAGEMENT GP GMBH (the "Company") does hereby make, constitute and appoint each of Catherine Wedgbury and Ronald L. Christopher, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 12, 2008.


GOLDMAN,  SACHS  CAPITAL MANAGEMENT GP GMBH

By:/s/ John E. Bowman
---------------------------
Name:   John E. Bowman
Title:  Managing Director

                                                                 Exhibit (99.12)

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GSCP V ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Catherine Wedgbury, Ronald L. Christopher and Lauren LoFaro (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney-in-fact, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2008.


GSCP V ADVISORS, L.L.C.


By: /s/ Adrian M. Jones
------------------------------
Name:   Adrian M. Jones
Title:  Managing Director